Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Momentive Announces Fourth Quarter and Fiscal Year 2016 Results

Fourth Quarter Highlights

•	Net sales of $544 million and net loss of $118 million

•	Segment EBITDA of $65 million, an increase of 59% year-over-year

•	Recently completed the strategic acquisition of Sea Lion Technology, Inc.

Fiscal Year 2016 Highlights

•	Net sales of $2.2 billion and net loss of $163 million

•	Segment EBITDA of $238 million, an increase of 23% year-over-year

•	Operating cash flow of $142 million compared with $128 million in 2015

WATERFORD, N.Y. (March 7, 2017) - MPM Holdings Inc. (“Momentive” or the “Company”) (OTCQX: MPMQ) today announced results for the fourth quarter and year ended December 31, 2016.

“We are pleased to report strong fourth quarter and fiscal year 2016 results reflecting ongoing progress on our transformation initiatives,” said Jack Boss, Chief Executive Officer and President. “In 2016, our results reflected meaningful product mix improvement. While overall volume was lower due to intentional declines in our basics business, specialty volume was up 5 percent year-over-year, as we achieved gains in key portions of the specialty silicones portfolio driving EBITDA margin accretion.”

Mr. Boss added: “In the fourth quarter, we ceased siloxane production at our Leverkusen, Germany facility and have commenced sourcing related intermediates under long-term third-party contracts and from other Momentive global sites. We view this as an important first step in transforming Momentive’s global siloxane footprint and expect this initiative will provide $10 million of run-rate savings. We are also accelerating investments in our differentiated technologies and are on track to complete our flagship $30 million NXT* capacity expansion at Leverkusen later this year. This investment, along with the recent acquisition of the operating assets of Sea Lion Technology, reinforces our strategy to expand our NXT silane availability to serve our global customers. We enter 2017 with solid momentum and strong potential stemming from our growth initiatives, investments in operational reliability and our global restructuring program.”

Fourth Quarter 2016 Results
Net Sales. Net sales for the three months ended December 31, 2016 were $544 million, a decrease of 1% compared with $549 million in the prior-year period. The decrease in net sales reflected lower volumes of siloxane derivative products partially offset by improved product mix in specialty     and value added products and higher quartz business sales.

Segment EBITDA. Segment EBITDA for the three months ended December 31, 2016 was $65 million, an increase of 59% compared with $41 million in the prior year period. The increase in Segment EBITDA was driven primarily by improved demand in automotive and electronics markets, production efficiencies, and raw material deflation in the silicones segment. In addition, the quartz business improved by $6 million due to cost controls and substantially improved manufacturing efficiencies as the Company experienced production disruption in the prior year period that did not reoccur.

Fiscal Year 2016 Results
Net Sales. Net sales for the twelve months ended December 31, 2016 were $2.23 billion, a decrease of 2% compared with $2.29 billion in the prior-year period. The decrease in net sales reflected lower volumes in line with the Company’s intentional efforts to reduce underperforming siloxane derivative products and increase sales in higher margin specialty portions of our portfolio.

Segment EBITDA. Segment EBITDA for the twelve months ended December 31, 2016 was $238 million, an increase of 23% compared with $194 million in the prior year period. The increase in Segment EBITDA was driven primarily by the same factors that influenced fourth quarter 2016 Segment EBITDA performance.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and year ended December 31, 2016 and 2015. See “Non-U.S. GAAP Measures” and Schedule 4 to this release for further information regarding Segment EBITDA for a reconciliation of net (loss) income to Segment EBITDA.

Net Sales (1):
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Silicones	$498	$507	$2,061	$2,112
Quartz	46	42	172	177
Total	$544	$549	$2,233	$2,289

(1)     Intersegment sales are not significant and, as such, are eliminated within the selling segment.
Segment EBITDA:
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Silicones	$68	$47	$257	$201
Quartz	7	1	20	27
Corporate	(10)	(7)	(39)	(34)
Total	$65	$41	$238	$194

Global Restructuring Program and Siloxane Production Transformation
As previously announced, Momentive's global restructuring programs and siloxane production transformation are expected to generate $45 million in annual savings. Through December 31, 2016, Momentive achieved $29 million of savings under this program. The Company expects to complete the global restructuring program and deliver approximately $16 million of savings in 2017. Momentive has accrued approximately $17 million of related restructuring expenses, of which approximately $13 million has been incurred to date.

Liquidity and Balance Sheet
At December 31, 2016, Momentive had net debt, which is total debt less cash and cash equivalents, of approximately $1.0 billion. In addition, at December 31, 2016, Momentive had approximately $439 million in liquidity, including $224 million of unrestricted cash and cash equivalents and $215 million of availability under its senior secured asset-based revolving loan facility. Momentive expects to have adequate liquidity to fund its operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under the ABL Facility.

Earnings Call
Momentive will host a teleconference to discuss fourth quarter and year ended December 31, 2016 results on Tuesday, March 7, 2017, at 10 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 309-6571
International Participants: + 1 (484) 747-6920
Participant Passcode: 56319171

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com. A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on March 7, 2017. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 56319171. A replay also will be available through the Investor Relations Section of the Company’s website.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization) adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA should not be considered a substitute for net (loss) income or other results reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for a reconciliation of Segment EBITDA to net (loss) income.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net (loss) income determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense. See Schedule 5 to this release for a reconciliation of net (loss) income to Adjusted EBITDA and the calculation of the Adjusted EBITDA to Fixed Charges ratio.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to our transformation and restructuring activities, growth and productivity initiatives, anticipated cost savings, growth, and market recovery, the impact of work stoppage and other incidents on our operations and competitiveness. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the impact of work stoppage and other incidents on our operations, changes in governmental regulations or interpretations thereof and related compliance and litigation costs, adverse rulings in litigation, difficulties with the realization of cost savings in connection with our global restructuring, transformation and strategic initiatives, including transactions with our affiliate, Hexion Inc., pricing actions by our competitors that could affect our operating margins, our ability to obtain additional financing, and the other factors listed in the Risk Factors section of our SEC filings. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Momentive
Momentive is a global leader in silicones and advanced materials, with a 75-plus year heritage of being first to market with performance applications that support and improve everyday life. Momentive delivers science-based solutions for major industries, by linking its custom technology platforms to allow the creation of unique solutions for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

*NXT is a trademark of Momentive Performance Materials Inc.

(See Attached Financial Statements)

MPM HOLDINGS INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions)	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net sales	$544	$549	$2,233	$2,289
Cost of sales	474	456	1,845	1,894
Gross profit	70	93	388	395
Selling, general and administrative expense	109	75	347	285
Research and development expense	14	12	64	65
Restructuring and other costs	31	19	42	32
Other operating loss, net	9	9	19	2
Operating (loss) income	(93)	(22)	(84)	11
Interest expense, net	19	20	76	79
Other non-operating (income) expense, net	(9)	1	(7)	3
Gain on extinguishment of debt	—	(7)	(9)	(7)
Reorganization items, net	1	—	2	8
Loss before income taxes and earnings from unconsolidated entities	(104)	(36)	(146)	(72)
Income tax expense	14	2	18	13
Loss before earnings from unconsolidated entities	(118)	(38)	(164)	(85)
Earnings from unconsolidated entities, net of taxes	—	1	1	2
Net loss	$(118)	$(37)	$(163)	$(83)

MPM HOLDINGS INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $4 at both December 31, 2016 and 2015)	$228	$221
Accounts receivable (net of allowance for doubtful accounts of less than $1 at both December 31, 2016 and 2015)	280	292
Inventories:
Raw materials	119	143
Finished and in-process goods	271	238
Other current assets	50	48
Total current assets	948	942
Investment in unconsolidated entities	20	19
Deferred income taxes	9	9
Other long-term assets	20	19
Property and equipment:
Land	74	73
Buildings	307	293
Machinery and equipment	959	875
	1,340	1,241
Less accumulated depreciation	(265)	(134)
	1,075	1,107
Goodwill	211	211
Other intangible assets, net	323	356
Total assets	$2,606	$2,663
Liabilities and Equity
Current liabilities:
Accounts payable	$238	$223
Debt payable within one year	36	36
Interest payable	11	11
Income taxes payable	8	5
Accrued payroll and incentive compensation	61	43
Other current liabilities	123	83
Total current liabilities	477	401
Long-term liabilities:
Long-term debt	1,167	1,169
Pension liabilities	341	333
Deferred income taxes	66	70
Other long-term liabilities	73	64
Total liabilities	2,124	2,037
Commitments and contingencies
Equity
Common stock - $0.01 par value; 70,000,000 shares authorized; 48,058,114 and 48,028,594 shares issued and outstanding at December 31, 2016 and 2015, respectively	—	—
Additional paid-in capital	864	861
Accumulated other comprehensive loss	(76)	(92)
Accumulated deficit	(306)	(143)
Total equity	482	626
Total liabilities and equity	$2,606	$2,663

MPM HOLDINGS INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Year Ended December 31, 2016	Year Ended December 31, 2015
Cash flows provided by operating activities
Net loss	$(163)	$(83)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	185	153
Gain on the extinguishment of debt	(9)	(7)
Amortization of debt discount and issuance costs	23	22
Unrealized actuarial losses (gains)	33	(13)
Deferred income tax (benefit) expense	(17)	(6)
Stock-based compensation expense	3	3
Pension curtailment gain	—	(3)
Unrealized foreign currency gains	(3)	(10)
Loss due to impaired assets	12	4
Other non-cash adjustments	7	4
Net change in assets and liabilities:
Accounts receivable	11	17
Inventories	(12)	2
Accounts payable	8	11
Income taxes payable	7	(2)
Other assets, current and non-current	(15)	18
Other liabilities, current and non-current	72	18
Net cash provided by operating activities	142	128
Cash flows used in investing activities
Capital expenditures	(115)	(114)
Capitalized interest	(2)	(1)
Purchases of intangible assets	(2)	(3)
Dividend from MPM	1	—
Proceeds from sale of assets	1	2
Net cash used in investing activities	(117)	(116)
Cash flows used in financing activities
Net short-term debt repayments	—	(1)
Repayments of long-term debt	(16)	(10)
Common stock issuance proceeds	—	1
Net cash used in financing activities	(16)	(10)
Increase (decrease) in cash and cash equivalents	9	2
Effect of exchange rate changes on cash	(2)	(8)
Cash and cash equivalents, beginning of period	217	223
Cash and cash equivalents, end of period	$224	$217
Supplemental disclosures of cash flow information
Cash paid for:
Interest	$56	$57
Income taxes, net of refunds	27	21
Non-cash investing activity:
Capital expenditures included in accounts payable	$25	$17

MPM HOLDINGS INC.
SCHEDULE 4: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net loss	$(118)	$(37)	$(163)	$(83)
Interest expense, net	19	20	76	79
Income tax expense	14	2	18	13
Depreciation and amortization	53	35	185	153
Gain on extinguishment and exchange of debt	—	(7)	(9)	(7)
EBITDA	$(32)	$13	$107	$155

Items not included in Segment EBITDA:
Non-cash charges and other income and expense	$11	$12	$26	$15
Unrealized gains (losses) on pension and postretirement benefits	28	(3)	33	(16)
Restructuring and other costs	57	19	70	32
Reorganization items, net	1	—	2	8
Total adjustments	97	28	131	39
Segment EBITDA	$65	$41	$238	$194

Segment EBITDA:
Silicones	68	47	257	201
Quartz	7	1	20	27
Corporate	(10)	(7)	(39)	(34)
Total	$65	$41	$238	$194

MOMENTIVE PERFORMANCE MATERIALS INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA (Unaudited)

December 31, 2016
LTM Period
Net loss	$(161)
Interest expense, net	76
Gain on the extinguishment of debt	(9)
Income tax expense	18
Depreciation and amortization	185
EBITDA	109
Adjustments to EBITDA:
Restructuring and other costs (a)	70
Reorganization items, net (b)	2
Non-cash compensation and related expenses (c)	36
Pro forma cost savings from other initiatives (d)	16
Other non-cash charges and other income and expense (e)	23
Exclusion of Unrestricted Subsidiary results (f)	(33)
Adjusted EBITDA	$223
Pro forma fixed charges (g)	$54
Ratio of Adjusted EBITDA to Fixed Charges (h)	4.13

(a)	Primarily includes one-time expenses related to our global restructuring program, siloxane production transformation, union strike and certain other non-operating income and expenses.

(b)	Represents professional fees related to our reorganization.

(c)	Represents non-cash actuarial losses resulting from pension and postretirement liability curtailment and re-measurements, and stock-based compensation expense.

(d)	Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management, including headcount reductions and indirect cost savings.

(e)	Non-cash charges primarily include the effects of foreign exchange gains and losses related to certain intercompany arrangements, and impacts of asset disposals.

(f)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under the ABL Facility and the indentures that govern our notes.

(g)	Reflects pro forma interest expense based on outstanding indebtedness and interest rates at December 31, 2016.

(h)
MPM’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing our notes, unless MPM has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2016, we were able to satisfy this test and incur additional indebtedness under these indentures.